Exhibit 10.6

SUPPLEMENTAL RETIREMENT AGREEMENT

THIS SUPPLEMENTAL RETIREMENT AGREEMENT (“Agreement”), made and entered into this 31st day of December, 2008, by and between Gateway Bank & Trust Co., a North Carolina corporation (“Corporation”), and David R. Twiddy, hereinafter called the “Executive”.

WITNESSETH:

WHEREAS, the Executive is to be employed by the Corporation on December 31, 2008, as its President and Chief Executive Officer;

WHEREAS, the terms of this Agreement were contained in summary form in an Employment Agreement between the Corporation and the Executive dated September 23, 2008 (“Employment Agreement”); and,

WHEREAS, the Corporation and the Executive now desire to enter into this Agreement which shall supersede Section 2(k) of the Employment Agreement as follows:

ARTICLE ONE

Definitions

1.01	“Agreement Effective Date” is December 31, 2008.

1.02	“Plan Retirement Date” is September 24, 2022.

1.03       “Plan Administrator” shall mean the Board of Directors of the Corporation or their designee.

1.04      “Change in Control” means (a) the date that any one person, or more than one person, acting as a group, acquires ownership of stock of the Parent Corporation that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Parent Corporation, (b) the date any one person, or more than one person, acting as a group, acquires (or has acquired ownership during the 12 month period ending on the date of the most recent acquisition be such person) ownership of stock of the Parent Corporation possessing 30% or more of the total voting power of the stock, or (c) the date a majority of the members of the Parent Corporation’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Corporation’s Board before the date of the appointment or election.

1.05      “Accrued Benefit” shall mean the Executive’s Normal Retirement Benefit calculated on the basis of the Benefit Computation Base as of the date on which the Executive’s employment with the Corporation is terminated (to include voluntary retirement), multiplied by a fraction: the numerator of which is the numerator is the number of completed calendar months the Executive has participated under this Agreement after December 31, 2008 to a maximum of 164; and the denominator of which is the number 164.

1.06       “Benefit Computation Base” shall mean the average of the Executive’s base salary from the Corporation for his three highest compensation completed calendar years from January 1, 2009 through December 31, 2021.

1.07      “Normal Retirement Benefit” shall mean an annual benefit payable in fifteen (15) equal installments equal to seventy percent (70%) of the Executive’s Benefit Computation Base.

1.08      ”Actuarial Equivalent” shall mean a benefit of equivalent current value to the benefit which could otherwise have been provided to the Executive, computed on the basis of an interest rate of (7.0%) per year.

1.09       “Disability” or “disability” shall mean that the Executive: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company because of any medically determinable physical or mental impairment expected to result in death or expected to last for a continuous period of not less than 12 months.

1.10       “Merger” shall mean the closing of that certain Agreement and Plan of Merger dated September 23, 2008, by and between Employer and Gateway Financial Holdings, Inc., a North Carolina financial holding company (“GFH”), whereby GFH will be merged into Corporation and GFH’s wholly owned subsidiary, Gateway Bank & Trust Co., a North Carolina chartered commercial bank (“Gateway”), will become a wholly owned subsidiary of Corporation.

1.11	“Parent Corporation” shall mean Hampton Roads Bankshares, Inc.

ARTICLE TWO

2.01       Employment. The Corporation agrees to employ the Executive in such capacity as the Corporation may from time to time determine. The Executive will continue in the employ of the Corporation in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Corporation. Executive agrees to devote his full time and attention exclusively to the business and affairs of the Corporation, except during vacation periods and to use his best efforts to furnish faithful and satisfactory services to the Corporation. The Executive further agrees that during the period of his employment pursuant to this Agreement he will not have any other business affiliations without the approval of the Board of Directors of the Corporation.

The supplemental retirement benefits provided by this Agreement are granted by the Corporation as a fringe benefit and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits.

ARTICLE THREE

3.01       Retirement Benefit. The Executive shall receive his Normal Retirement Benefit on the first day of the month following the attainment of his Plan Retirement Date.

3.02       Retirement Death Benefit. The Corporation agrees that if the Executive shall so retire, but shall die before receiving the fifteen (15) annual payments, it will continue to make such annual payments to such individual or individuals as the Executive may have designated in writing, filed with and been approved by the Corporation, until the expiration of fifteen (15) years from the date such payments commence. In the absence of any effective designation of beneficiary any such amounts becoming due and payable upon the death of the Executive shall be payable to his duly qualified executor or administrator.

ARTICLE FOUR

4.01       Death Prior to Retirement. In the event the Executive should die while actively employed by the Corporation but prior to his retirement from the Corporation, the Corporation shall pay the sum of Five Hundred Thousand Dollars ($500,000.00) in equal annual installments of Fifty Thousand Dollars ($50,000.00) for a period of ten (10) years, to such individual or individuals as the Executive may have designated in writing, filed with and approved by the Corporation. The said annual payments shall begin on the first day of the third month following the Executive’s date of death. In the absence of any effective designation of beneficiary by the Executive, any such amounts becoming due and payable upon the death of the Executive shall be payable to his duly qualified executor or administrator, or, if none shall be appointed, as provided by applicable law.

ARTICLE FIVE

5.01       Involuntary Termination. If the Corporation terminates the Executive’s employment prior to his Plan Retirement Date for “Cause”, the Executive shall not be entitled to any benefits under the terms of this Agreement. For purposes of this Agreement, “Cause” shall mean: (i) the material failure of Executive, for reasons other than disability, to render services to Corporation as provided in his Employment Agreement; (ii) Executive's gross or willful neglect of duty, neglect or refusal to perform all duties assigned to him, in good faith, under the Employment Agreement or by the Board; (iii) imprudent financial management of Corporation by Executive not otherwise authorized which causes Corporation an extraordinary or material loss; (iv) conviction of or guilty plea to a felony or a crime involving moral turpitude; (v) illegal use of drugs or alcohol; (vi) the material breach of the Employment Agreement; (vii) material waste or misuse of assets of Corporation; (viii) embezzlement, dishonesty, fraud or other similar acts reflecting adversely upon Executive’s honesty and integrity, (ix) illegal or intentional acts by Executive demonstrating bad faith toward Corporation, including, but not limited to, any conduct by Executive so as to permit, condone or acquiesce in any act or conduct of other persons, which could cause Corporation, its parent or any of its subsidiaries, to be in material violation of any law, statute or regulation, or (x) commission by Executive of any other act which causes a material adverse impact on Corporation’s standing in the community or with its customers, staff or shareholders, including, but not limited to, if Executive is suspended and/or temporarily prohibited from participating in the conduct of Corporation’s business by any regulatory authority governing Corporation’s business.

5.02       Other Termination of Service. The corporation reserves the right to terminate the employment of the Executive at any time prior to retirement. In the event that the employment of the Executive shall terminate prior to his Plan Retirement Date, other than by his death or his discharge for actions inimical to the Corporate interests, but including his disability, then this Agreement shall terminate upon the date of such termination of employment and the Corporation shall pay to the Executive as severance compensation the present value (“Actuarial Equivalent”) of his “Accrued Benefit”. This amount shall be paid to the Executive in a LUMP SUM with the payment due on the first day of the second month following the month in which such severance occurs.

5.03       Benefits Payable When An Executive’s Services Are Terminated Following A Change In Control. If the termination of an Executive’s service occurs within twenty-four (24) months following a Change in Control, then Executive will be entitled to a lump sum payment equal to his (i) Normal Retirement Benefit increased by 50% if he has not attained his Plan Retirement Date, or (ii) the sum of his remaining installment payments increased by 50% if he has attained his Plan Retirement Date. This amount shall be paid to the Executive on the first day of the second month following the month in which such severance occurs. For example, assume that: (a) the Executive’s annual benefit is $50,000, (b) he received 5 annual installments under the terms of the plan and (c) the Change in Control occurs before the 6th annual installment. The Executive would be entitled to a lump sum payment of $750,000 which is the sum of the remaining 10 installments of $50,000 increased by 50%.

ARTICLE SIX

6.01 Alienability. Neither the Executive, his widow, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance, owed by the Executive or his beneficiary or any of them, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder the Corporation’s liabilities shall forthwith cease and terminate.

ARTICLE SEVEN

7.01       Participation in Other Plans. Nothing contained in this Agreement shall be construed to altar, abridge, or in any manner affect the rights and privileges of the executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or similar employee plans which the Corporation may now or hereafter have.

ARTICLE EIGHT

8.01       Funding. The Corporation reserves the absolute right at its sole and exclusive discretion either to fund the obligations of the Corporation undertaken by this agreement or to refrain from funding the same, and to determine the extent, nature, and method of such funding. Should the Corporation select to fund this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Corporation shall be the owner and beneficiary of the policy. The Corporation reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other funding program, at any time, either in whole or in part. At no time shall the Executive be deemed to have any right, title or interest in or to any specified asset or assets of the Corporation, including, but not by way of restriction, any insurance or annuity contract or contracts or the proceeds therefrom.

Any such policy shall not in any way be considered to be security of the performance of the obligations of this Agreement. It shall be, and remain, a general, unpledged, unrestricted asset of the Corporation.

If the Corporation purchases a life insurance or annuity policy on the life of the Executive, he agrees to sign any papers that may be required for that purpose and to undergo any medical examination or tests which may be necessary.

If the Executive is asked to submit information to an insurance company and if the Executive makes a material misrepresentation in an application for any insurance that may be used by the Corporation to insure any or all of its obligations under this Agreement, and if as a result of that material misrepresentation the insurance company is not required to pay all or any part of the benefits provided under that insurance, the Executive shall forfeit all rights and benefits payable under this Agreement.

8.02       This Article shall not be construed as giving the Executive or his beneficiary any greater rights than those of any other unsecured creditor of the Corporation.

ARTICLE NINE

9.01       Reorganization. The Corporation shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another corporation, firm, or person unless and until such succeeding or continuing corporation, firm, or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such event, the term “Corporation” as used in this Agreement shall be deemed to refer to such successor or survivor Corporation.

ARTICLE TEN

10.01     Benefits and Burdens. This Agreement shall be binding upon and inure to the benefit of the Executive and his personal representatives, and the Corporation, and any successor organization which shall succeed to substantially all of either the Corporation’s assets or its business without regard to the form of such succession.

ARTICLE ELEVEN

11.01     Communications. Any notice or communication required of either party with respect to this Agreement shall be made in writing and may either be delivered personally or sent by first class mail to: Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, VA 23510. Each party shall have the right by written notice to change the place to which any notice may be addressed.

ARTICLE TWELVE

12.01     Not a Contract of Employment. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Corporation to discharge the Executive, or restrict the right of the Executive to terminate his employment.

ARTICLE THIRTEEN

13.01     Claims Procedure. In the event that benefits under this Plan Agreement are not paid to the Executive (or his beneficiary on the case of the Executive’s death), and such person feel entitled to receive them, a claim shall be made in writing to the Plan Administrator within sixty (60) days from the date payments are not made. Such claim shall be reviewed by the Plan Administrator and the Corporation. If the claim is denied, in full or in part, the Plan Administrator shall provide a written notice within ninety (90) days setting forth the specific reasons for denial, specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

If a claim is denied and a review is desired, the Executive (or his beneficiary in the case of the Executive’s death), shall notify the Plan Administrator in writing within sixty (60) days (and a claim shall be deemed denied if the Plan Administrator does not take any action within the aforesaid ninety (90) day period). In requesting a review, the Executive or his beneficiary may review this Plan Agreement or any documents relating to it and submit any written issues and comments he or she may feel appropriate. In its sole discretion the Plan Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific reason for the decision and shall include reference to specific provisions of this Plan Agreement on which the decision is based.

For purposes of implementing this claims procedure (but not for any other purpose), the Chief Financial Officer is hereby designated as the Named Fiduciary and Plan Administrator of this

Plan Agreement.

ARTICLE FOURTEEN

14.01     This agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

ARTICLE FIFTEEN

15.01     Compliance with Section 409A of the Internal Revenue Code (“Code”). Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code Section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code Section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1).

15.02     Delay in Distributions. To the extent required by Section 409A of the Code, in the event the Executive is a “specified employee” as provided in Section 409A(a)(2)(b)(i) on his date of termination from employment, any amounts payable hereunder shall be paid no earlier than the first business day after the six month anniversary of the date of termination. Whether the Executive is a specified employee and whether an amount payable to the Executive hereunder is subject to Section 409A of the Code shall be determined by the Company.

15.03 Anti-Acceleration. The Company shall not accelerate the time over which payments shall be made to the Executive; provided, however, the Company, in its discretion, may accelerate payments under the Plan in accordance with each of the payment events contained in Treasury Regulation section 1.409A-3(j)(4)(ii) through (xiv).

ARTICLE SIXTEEN

16.01     Exclusive Agreement. This Agreement constitutes the entire agreement between the Corporation and the Executive and supersedes the Employment Agreement, any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

ARTICLE SEVENTEEN

17.01     EESA Parachute Payments.    For purposes of this Article Seventeen, a parachute payment is defined in Q&A 3 of Notice 2008-TAAP as any payment in the nature of compensation paid on account of an applicable severance of employment to the extent that the aggregate present value of such payments equals or exceeds an amount equal to three times the base amount. A parachute payment shall be interpreted in a manner that is consistent with

Notice 2008-TAAP, Notice 2008-94 and all other current or future guidance issued pursuant to Section 111(b)(2)(C) of Emergency Economic Stabilization Act of 2008 (“EESA”) or Section 280G(e) of the Internal Revenue Code of 1986, as amended (“Code”).

17.02     To the extent that any payment under this Agreement would be forfeited as a prohibited parachute payment under Section 111(b)(2)(C) of EESA, the Company agrees to pay executive an additional payment equal to the forfeited payment plus one dollar, on July 1, 2012, or if later, the earliest date when Section 111(b)(2)(C) of EESA no longer prohibits such payment. Such payment shall be made in a single lump sum in cash, without interest. The Executive or Participant may be entitled to severance payments from multiple agreements and plans. The Company, it its sole discretion, shall determine which payments shall be delayed. Notwithstanding anything in this paragraph to the contrary, the additional amounts due under the Agreement shall not be paid if the Treasury Department or other governmental agency issues guidance subsequent to the date of this Agreement that would prohibit such payment.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed and its corporate seal affixed, duly attested by its Secretary, and the Executive has hereunto sat his hand and seal at Norfolk, Virginia, the day and year first above written.

HAMPTON ROADS BANKSHARES, INC.

By: /s/ Jack W. Gibson

ATTEST:

/s/ Wendy Small

Wendy Small, Secretary

EXECUTIVE:

/s/ David R. Twiddy David R. Twiddy